KeyBank Real Estate Capital
911 Main Street, Suite 1500
Kansas City, MO 64105
Tel: 816-221-8800
Fax: 816-221-8051
Toll Free: 888-979-1200

January 14, 2005

Report of Management

We, as members of management of KeyCorp Real Estate Capital Markets, Inc. (the
Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation
Program for Mortgage Bankers (USAP) except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the Mortgage
Bankers Association of America has interpreted as inapplicable to such servicing. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of
December 31, 2004 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2004, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company was insured as a subsidiary of Key Corp. As of December 31, 2004, the Company had $100,000,000 fidelity bond coverage and
$100,000,000 errors and omissions coverage.
/s/ Marty O'Connor
Marty O'Connor
Senior Vice President,
Loan Servicing & Asset Management

/s/ Tony Nemec
Tony Nemec
Vice President, Investor Reporting
and Credit Administration

/s/ Bryan Nitcher
Bryan Nitcher
Vice President, Portfolio Management